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                                                                     EXHIBIT 4.1

NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

                                                  Date of Issuance: May __, 2003

                                                                      $_____,000

                            7% CONVERTIBLE DEBENTURE
                                DUE MAY ___, 2006

THIS DEBENTURE is one of a series of duly authorized and issued debentures of Authentidate Holding Corp., a Delaware corporation, having a principal place of business at 2165 Technology Drive, Schenectady, New York 12308 (the "Company"), designated as its 7% Convertible Debentures, due May 21, 2006 in the aggregate principal amount of up to $2,725,300 (the "Debentures").

      FOR VALUE RECEIVED, the Company promises to pay to _______________ or its registered assigns (the "Holder"), the principal sum of $___,000 on May 21, 2006 or such earlier date as the Debentures are required or permitted to be repaid as provided hereunder (the "Maturity Date") and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the rate of 7% per annum, payable quarterly on March 1, June 1, September 1 and December 1, beginning on September 1, 2003 and on each Conversion Date (as defined herein) and on the Maturity Date (each such date, an "Interest Payment Date"), in cash or shares of Common Stock (as defined in
Section 5) at the Interest Conversion Rate; provided, however, payment in shares of Common Stock may only occur if: (i) there is an effective Underlying Shares Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock to be issued in lieu of cash (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (ii) the Common Stock
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is listed for trading on a Principal Market (and the Company believes, in good faith, that trading of the Common Stock on a Principal Market will continue uninterrupted for the foreseeable future), (iii) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the share issuable pursuant to the Transaction Documents, including the shares to be issued for interest in lieu of cash and (iv) such issuance would be permitted in full without violating the limitations set forth in clauses (A) of Section 4(a)(ii) and such issuance and the issuance of all Underlying Shares, assuming conversion or exercise in full, as the case may be, of the Debenture and Warrants would be permitted in full without violating the limitations set forth in clause (B) of section 4(a)(ii). Except as provided in
Section 6 hereof, the Company may not prepay any portion of the principal amount or interest on this Debenture without the prior written consent of the Holder. Subject to the terms and conditions herein, the decision whether to pay interest hereunder in shares of Common Stock or cash shall be at the discretion of the Company. Not less than 20 Trading Days (as defined in Section 5) prior to each Interest Payment Date, the Company shall provide the Holder with written notice of its election to pay interest hereunder either in cash or shares of Common Stock (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised). Within 20 Trading Days prior to an Interest Payment Date, the Company's election (whether specific to an Interest Payment Date or continuous) shall be irrevocable as to such Interest Payment Date. Subject to the aforementioned conditions, failure to timely provide such written notice shall be deemed an election by the Company to pay the interest on such Conversion Date in cash. Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date (as defined in Section 5) until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Payment of interest in shares of Common Stock shall otherwise occur pursuant to Section 4(b) and only for purposes of the payment of interest in shares, the Interest Payment Date shall be deemed the Conversion Date. Interest shall cease to accrue with respect to any principal amount converted, provided that the Company in fact delivers the Underlying Shares within the time period required by Section 4(b)(i). Interest hereunder will be paid to the Person (as defined in Section 5) in whose name this Debenture is registered on the records of the Company regarding registration and transfers of Debentures (the "Debenture Register"). All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at the rate of 8% per annum (or such lower maximum amount of interest permitted to be charged under applicable law) ("Late Fee") which will accrue daily, from the date such interest is due hereunder through and including the date of payment.

      This Debenture is subject to the following additional provisions:

      Section 1. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

      Section 2. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement (as defined in Section 5) and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal

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and state securities laws and regulations. Prior to due presentment to the
Company for transfer of this Debenture, the Company and any agent of the Company may treat the Person (as defined in Section 5) in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

      Section 3. Events of Default.

            (a) "Event of Default", wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                  (i) any default in the payment of the principal of, interest
            (including any Late Fees) on or liquidated damages in respect of, any Debentures, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default is not cured, if possible to cure, within 3 days of notice of such default sent by the Holder;

                  (ii) the Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of any of the Transaction Documents (as defined in Section 5)(other than a breach by the Company of its obligations to deliver shares of Common Stock to the Holder upon conversion or interest payment which breach is addressed in clause (x) below) which is not cured, if possible to cure, within 5 days of notice of such default sent by the Holder (except with respect to breaches pursuant to Sections 4.1, 4.8 and 4.9 of the Purchase Agreement and
            Section 3(a) of the Warrant);

                  (iii) the Company or any of its subsidiaries shall commence, or there shall be commenced against the Company or any such subsidiary a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary thereof or there is commenced against the Company or any subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Company or any subsidiary thereof is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company or any subsidiary thereof makes a general

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            assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any subsidiary thereof shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary thereof for the purpose of effecting any of the foregoing;

                  (iv) the Company shall default in any of its obligations under any other Debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $150,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

                  (v) the Common Stock shall not be eligible for quotation on or quoted for trading on the Nasdaq SmallCap Market, New York Stock Exchange, American Stock Exchange or the Nasdaq National Market (each, a "Principal Market") and shall not again be eligible for and quoted or listed for trading thereon within five Trading Days;

                  (vi) the Company shall be a party to any Change of Control
            Transaction (as defined in Section 5), shall agree to sell or dispose all or in excess of 33% of its assets in one or more transactions (whether or not such sale would constitute a Change of Control Transaction)(other than a sale of stock or assets of DJS Marketing Group, Inc.), or shall redeem or repurchase more than 2% of its outstanding shares of Common Stock or other equity securities of the Company (other than redemptions of Underlying Shares (as defined in Section 5) and as provided for in Section 4.15 of the Purchase Agreement);

                  (vii) an Underlying Shares Registration Statement (as defined in Section 5) shall not have been declared effective by the Commission (as defined in Section 5) on or prior to the 180th calendar day after the Original Issue Date;

                  (viii) if, during the Effectiveness Period (as defined in the
            Registration Rights Agreement (as defined in Section 5)), the effectiveness of the Underlying Shares Registration Statement lapses for any reason or the Holder shall not be permitted to resell Registrable Securities (as defined in the Registration Rights Agreement) under the Underlying Shares Registration Statement, in either case, for more than 10 consecutive Trading Days or 20 non-consecutive Trading Days during any 12 month period; provided, however, that in the event that the Company is negotiating a merger, consolidation, acquisition or sale of all or substantially all of its assets or a similar transaction and in the written opinion of counsel to the Company, the underlying Shares Registration Statement, would be required to be amended to include information concerning such transactions or the parties thereto that is not available or may not be publicly disclosed at the time, the Company shall be permitted an additional 10 non-consecutive Trading Days during any 12 month period relating to such an event;

                  (ix) an Event (as defined in the Registration Rights
            Agreement) shall not have been cured to the satisfaction of the Holder prior to the expiration of thirty days from the Event Date (as defined in the Registration Rights Agreement) relating thereto (other than an Event resulting from a failure of an Underlying Shares Registration Statement to be declared effective by the Commission on or prior to the 180th calendar day after the Original Issue Date, which shall be covered by Section 3(a)(vii));

                  (x) the Company shall fail for any reason to deliver
            certificates to a Holder prior to the seventh Trading Day after a Conversion Date pursuant to and in accordance with Section 4(b) or the Company shall provide notice to the Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversions of any Debentures in accordance with the terms hereof; or

                  (xi) the Company shall fail for any reason to deliver the
            payment in cash pursuant to a Buy-In (as defined herein) within seven days after notice thereof is delivered hereunder.

            (b) If any Event of Default occurs and is continuing, the full principal amount of this Debenture (and, at the Holder's option, all other Debentures then held by such Holder), together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder's election, immediately due and payable in cash. The aggregate amount payable upon an Event of Default shall be equal to the Mandatory Prepayment Amount (as defined in Section 5). Interest shall accrue on the Mandatory Prepayment Amount hereunder from the 5th day after such amount is due (being the date of an Event of Default) through the date of prepayment in full thereof in an amount equal to the Late Fee, to accrue daily from the date such payment is due hereunder through and including the date of payment. All Debentures for which the full prepayment price hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a Debenture holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

      Section 4. Conversion.

            (a) (i) At any time after the Closing Date, this Debenture shall be convertible into shares of Common Stock at the option of the Holder, in whole or in part at any time and from time to time (subject to the limitations on conversion set forth in Section 4(a)(ii) hereof). The Holder shall effect conversions by delivering to the Company the form of conversion notice attached hereto as Annex A (a "Conversion Notice"), specifying therein the principal amount of Debentures to be converted and the date on which such conversion is to be effected (a "Conversion Date") and shall contain a completed schedule in the form of Schedule 1 to the Conversion Notice (as amended on each Conversion Date, the "Conversion Schedule") reflecting the remaining principal amount of this Debenture and all accrued and unpaid interest thereon subsequent to the conversion at issue. If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice is provided hereunder. To effect conversions hereunder, the Holder shall not be required to physically surrender Debentures to the Company unless the entire principal amount of this Debenture has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Debenture plus all accrued and unpaid interest thereon in an amount equal to the applicable conversion, which shall be evidenced by entries set forth in the Conversion Schedule. The Holder and the Company shall maintain records showing the principal amount converted and the date of such conversions. The Company shall deliver any objection to the figures represented in the Conversion Schedules within 1 Business Day of receipt of such notice. In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Debenture, the unpaid and unconverted principal amount of this Debenture may be less than the amount stated on the face hereof. The Holder shall provide to each and any assignee a copy of the Conversion Schedule and shall provide the Company with proof of delivery of such Conversion Schedule.

                  (ii) Certain Conversion Restrictions.

                        (A) A Holder may not convert Debentures or receive shares of Common Stock as payment of interest hereunder to the extent such conversion or receipt of such interest payment would result in the Holder, together with its affiliates, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of interest on, the Debentures held by such Holder after application of this Section. The Holder shall be entitled to rely on the Company's public filing with respect to the number of shares of Common Stock which are then issued and outstanding, and the Holder may inquire of the Company's Chief Financial Officer to obtain a more current number, which shall be provided within 2 Business Days of written request therefor. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this paragraph. If the Holder has delivered a Conversion Notice for a principal amount of Debentures that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum principal amount permitted to be converted on such Conversion Date in accordance with the periods described in Section 4(b) and, at the option of the Holder, either retain any principal amount tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess principal amount to the Holder. In the event of a merger or consolidation of the Company with or into another Person, this paragraph shall not apply with respect to a determination of the number of shares of common stock issuable upon conversion in full of the Debentures if such determination is necessary to establish the Securities or other assets which the holder of Common Stock shall be entitled to receive upon the effectiveness of such merger or consolidation. Notwithstanding the foregoing, the Company shall be allowed to complete a Forced Conversion as contemplated in Section 4a.(iv) hereof regardless of the number of shares owned by Purchaser. The provisions of this Section 4(a)(ii)(A) may be waived by the Holder at the election of the Holder upon not less than 61 days' prior notice to the Company, and the provisions of this Section 4(a)(ii)(A) shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such

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                              notice of waiver). No conversion of this Debenture
                              in violation of this Section 4(a)(ii)(A) but otherwise in accordance with this Debenture shall affect the status of the Underlying Shares as validly issued, fully-paid and nonassessable.

                        (B) If the Company has not obtained Shareholder Approval (as defined below), then the Company may not issue upon conversion of the Debentures, in the aggregate, in excess of 19.999% of the number of shares of Common Stock outstanding on the Trading Day immediately preceding the Original Issue Date, less any shares of Common Stock issued as payment of interest or to be issued upon exercise of the Warrants issued to Holders of the Debentures on the Original Issue Date pursuant to the Purchase Agreement (such number of shares, the "Issuable Maximum"). Each Holder shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the aggregate principal amount of the Debenture(s) issued and sold to such Holder on the Original Issue Date by
                              (y) the number of the Debenture aggregate principal amount of all Debentures issued and sold by the Company on the Original Issue Date. If any Holder shall no longer hold the Debenture(s), then such Holder's remaining portion of the Issuable Maximum shall be allocated pro-rata among the remaining Holders. If on any Conversion Date: (A) the applicable conversion price then in effect is such that the shares issuable under this Debenture on any Conversion Date together with the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding Debentures, together with any shares of Common Stock previously issued upon conversion of the Debenture theretofore issuable under the Debentures and Warrants would exceed the Issuable Maximum, and (B) the Company shall not have previously obtained the vote of shareholders (the "Shareholder Approval"), if any, as may be required by the applicable rules and regulations of the Nasdaq National Stock Market (or any successor entity) applicable to approve the issuance of shares of Common Stock in excess of the Issuable Maximum pursuant to the terms hereof, then the Company shall issue to the Holder requesting a conversion a number of shares of Common Stock equal to such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the Issuable Maximum and, with respect to the remainder of the aggregate principal amount of the Debentures (including any interest that shall have been added to the principal amount pursuant to and in accordance with Section 6(c)) then held by such Holder for which a conversion in accordance with the applicable conversion price would result in an issuance of shares of Common Stock in excess of such Holder's pro-rata portion (which shall be calculated pursuant to the terms hereof) of the

                              Issuable Maximum (the "Excess Principal"), the converting Holder may require the Company to elect to either: (1) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 90th day after the date in which the Company determines (or is notified by the Holder) that the Issuable Maximum would be exceeded, or
                              (2) by the tenth Trading Day following such election or failure to timely elect, as the case may be, pay cash to the converting Holder in an amount equal to 100% of the principal amount for the Excess Principal. The Company must make its election by written notice to the Holders by the fifth Trading Day after the date that the Company determines (or is notified by the Holder) that the Issuable Maximum would be exceeded. Failure to timely elect to seek Shareholder Approval under this Section shall be deemed an election by the Company to pay the Mandatory Prepayment Amount for the Excess Principal in cash. If the Company shall have elected the first option pursuant to the immediately preceding sentence and the Company shall have failed to obtain the Shareholder Approval on or prior to the 90th day after the date in which the Company determines (or is notified by a Holder) that the Issuable Maximum would be exceeded, then within three days of such 90th day, the Company shall pay cash to the converting Holder an amount equal to 100% of the principal amount for the Excess Principal. If the Company fails to pay the Prepayment Amount for the Excess Principal in full pursuant to this Section after the date payable, the Company will pay interest thereon at a rate of 7% per annum or such lesser maximum amount that is permitted to be paid by applicable law, to the converting Holder, accruing daily from the date such payment is due until such amount, plus all such interest thereon, is paid in full. The Company and the Holder understand and agree that shares of Common Stock issued to and then held by the Holder as a result of conversions of

                              Debentures shall not be entitled to cast votes on any resolution to obtain Shareholder Approval pursuant hereto.

                  (iii) Underlying Shares Issuable Upon Conversion and Pursuant
                        to Interest.

                        (A) Conversion of Principal Amount. The number of shares of Common Stock issuable upon a conversion shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Debenture to be converted and (y) the Conversion Price, and

                        (B) Payment of Interest in Underlying Shares. The number of shares of Common Stock issuable upon payment of interest under this Debenture shall be the number determined by (x) the product of (I) the outstanding principal amount of this Debenture to be converted and (II) the product of (aa) the quotient obtained by dividing 7% by 360 and (bb) the number of days for which such principal amount was outstanding, divided by (y) the applicable Interest Conversion Rate, provided, that if the Company shall have elected to pay the interest due on an Interest Payment Date in cash pursuant to the terms hereof, subsection (2) shall not be used in the calculation of the number of shares of Common Stock issuable upon a conversion hereunder.

                        (B) Notwithstanding anything to the contrary contained
                  herein, if on any Conversion Date:

                              (1) the number of shares of Common Stock at the
                        time authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to pay interest hereunder in shares of Common Stock, unless the Company pays interest in cash;

                              (2) such shares of Common Stock to be paid as
                        interest: (x) are not registered for resale pursuant to an effective Underlying Shares Registration Statement and (y) may not be sold immediately pursuant to Rule 144 promulgated under the Securities Act;

                              (3) the Common Stock shall fail to be listed or
                        quoted for trading on a Principal Market; or

                              (4) the Company has failed to timely satisfy its
                        conversion obligations hereunder.

                              then, at the option of the Holder, the Company, in
                        lieu of delivering shares of Common Stock pursuant to this Section 4, shall deliver, within seven Trading Days of each applicable Conversion Date, an amount in cash equal to the product of the number of shares of Common Stock otherwise deliverable to the Holder in connection with such Conversion Date and the highest VWAP during the period commencing on the Conversion Date and ending on the Trading Day prior to the date such payment is made.

                  (b) (i) Not later than seven Trading Days after any Conversion Date, the Company will deliver to the Holder (A) a certificate or certificates for the Shares of Common Stock which shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of Debentures and (B) a bank check in the amount of accrued and unpaid interest (if the Company has timely elected or is required to pay accrued interest in cash). The Company shall, upon request of the Holder, if available and if allowed under applicable securities laws, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the seventh Trading Day after a Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the principal amount of Debentures tendered for conversion.

                  (ii) If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(b)(i) by the seventh Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of principal amount being converted, $50 per Trading Day (increasing to $100 per Trading Day after 3 Trading Days and increasing to $200 per Trading Day 6 Trading Days after such damages begin to accrue) for each Trading Day after such seventh Trading Day until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section 3 herein for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holders from seeking to enforce damages pursuant to any other Section hereof or under applicable law. Notwithstanding anything herein to the contrary, in the event a Holder is entitled to collect liquidated damages hereunder and liquidated damages pursuant to Section 4.1(c) of the Purchase Agreement and/or Section 4(b)(iii) below, the Holder shall be limited to collect, at its option, of such remedies, only one such remedy on any given occasion.

                  (iii) In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 4(b)(i) by the seventh Trading Day after the Conversion Date, and if after such third Trading Day the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Company shall (A) pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder anticipated receiving from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation and (B) at the option of the Holder, either reissue Debentures in principal amount equal to the principal amount of the attempted conversion or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its delivery requirements under Section 4(b)(i). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of Debentures with respect to which the market price of the Underlying Shares on the date of conversion was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In. Notwithstanding anything contained herein to the contrary, if a Holder requires the Company to make payment in respect of a Buy-In for the failure to timely deliver certificates hereunder and the Company timely pays in full such payment, the Company shall not be required to pay such Holder liquidated damages under Section 4(b)(ii) in respect of the certificates resulting in such Buy-In. Notwithstanding anything to the contrary herein, in the event a Holder is entitled to collect liquidated damages hereunder and liquidated damages pursuant to Section 4.1(d) of the Purchase Agreement and/or Section 4(b)(ii) above, the Holder shall be limited to collect, at its option, of such remedies, only one such remedy on any given occasion.

                  (iv) Notwithstanding anything herein to the contrary, if after the Effective Date the VWAP for any 15 consecutive Trading Days, which 15 Trading Day period shall not be deemed to have begun prior to the Effective Date, exceeds 150% of the then effective Set Price, the Company may, within 2 Trading Days of any such period, deliver a notice to the Holder (a "Forced Conversion Notice" and the date such notice is received by the Holder, the "Forced Conversion Notice Date") to cause the Holder to immediately convert all or part of the then outstanding principal amount of Debentures pursuant to Section 4(a)(i) and the Holder shall surrender (if the entire Debenture is converted) this Debenture to the Company for conversion within 5 Trading Days of the Forced Conversion Notice Date. The Company may only effect a Forced Conversion Notice if each of the following shall be true: (i) the Company shall have duly honored all conversions occurring by virtue of one or more Conversion Notices prior to the Forced Conversion Date, (ii) there is an effective Underlying Shares Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the Underlying Shares issued to the Holder and all of the Underlying Shares as are issuable to the Holder upon conversion in full of this Debenture subject to the Forced Conversion Notice (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future), (iii) the Common Stock is listed for trading on a Principal Market (and the Company believes, in good faith, that trading of the Common Stock on a Principal Market will continue uninterrupted for the foreseeable future), (iv) all liquidated damages and other amounts owing in respect of the Debentures and Underlying Shares shall have been paid or will, concurrently with the issuance of the Underlying Shares, be paid in cash; (v) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all the Underlying Shares as are issuable to the Holder upon conversion in full of the Debentures subject to the Forced Conversion Notice;
                  (vi) no Event of Default nor any event that with the passage of time would constitute an Event of Default has occurred and is continuing; and (vii) no public announcement of a pending or proposed Change of Control Transaction or Fundamental Transaction has occurred that has not been consummated.

                  (c) (i) The conversion price in effect on any Conversion Date shall be equal to $2.60 (subject to adjustment herein)(the "Set Price").

                  (ii) If the Company, at any time while the Debentures are outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Set Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

                  (iii) If the Company, at any time while Debentures are outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to Holders) entitling them to subscribe for or purchase shares of Common Stock or Common Stock Equivalents at a price per share less than the VWAP at the record date mentioned below, then the Set Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such VWAP. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

                  (iv) If the Company or any subsidiary thereof, as applicable, at any time while Debentures are outstanding, shall offer, sell, grant any option to purchase or offer, sell or grant any right to reprice its securities, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or any equity or equity equivalent securities (including any equity, debt, warrant, option or other instrument that is at any time over the life thereof convertible into or exchangeable for Common Stock) (collectively, "Common Stock Equivalents") entitling any Person to acquire shares of Common Stock, at a price per share less than the Set Price ("Dilutive Issuance"), as adjusted hereunder (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which is issued in connection with such issuance, be entitled to receive shares of Common Stock at a price per share which is less than the Set Price, such issuance shall be deemed to have occurred for less than the Set Price), then, the Set Price shall be reduced by multiplying the Set Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock which the offering price for such Dilutive Issuance would purchase at the Set Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock so issued or issuable in connection with the Dilutive Issuance. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Company shall notify the Holder in writing, no later than the business day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms. Notwithstanding the foregoing, no adjustment will be made under this sub section (iv) in respect of (A) the granting of options to employees, officers and directors of the Company pursuant to any stock option plan duly adopted by the Company or to the issuance of Common Stock upon exercise of such options or (B) the issuance of up to 100,000 shares of Common Stock, in the aggregate, to consultants or advisors to the Company for services to be rendered to the Company by such consultants or advisors or (C) Convertible Securities outstanding as of the date of the Purchase Agreement. Notwithstanding anything to the contrary herein, in the event of an adjustment under either subsections (iii) or (iv) under this Section 4(c), a duplicative adjustment shall not be made with respect to the other subsection.

                  (v) If the Company, at any time while Debentures are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets, then in each such case the Set Price shall be determined by multiplying such price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                  (vi) In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holders shall have the right thereafter to, at their option, (A) convert the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Debenture only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Common Stock following such reclassification or share exchange, and the Holders of the Debentures shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Debenture could have been converted immediately prior to such reclassification or share exchange would have been entitled or (B) require the Company to prepay the aggregate of its outstanding principal amount of Debentures, plus all interest and other amounts due and payable thereon, at a price determined in accordance with Section 3(b). The entire prepayment price shall be paid in cash. This provision shall similarly apply to successive reclassifications or share exchanges.

                  (vii) All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                  (viii) Whenever the Set Price is adjusted pursuant to any of
                  Section 4(c)(ii) - (v), the Company shall promptly mail to each Holder a notice setting forth the Set Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                  (ix) If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Debentures, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert Debentures during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

                  (x) Fundamental Transactions. If, at any time while this Debenture is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person,
                  (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions (other than the sale of capital stock or assets of DJS Marketing Group, Inc.), (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new debenture consistent with the foregoing provisions and evidencing the Holder's right to convert such debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. If any Fundamental Transaction constitutes or results in a Change of Control Transaction, then at the request of the Holder delivered before the 90th day after such Fundamental Transaction, the Company (or any such successor or surviving entity) will purchase the Debenture from the Holder for a purchase price, payable in cash within five Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the 120% of the remaining unconverted principal amount of this Debenture on the date of such request, plus all accrued and unpaid interest thereon, plus all other accrued and unpaid amounts due hereunder.

                  (xi) Notwithstanding the foregoing, no adjustment will be made under this paragraph (c) in respect of (A) the granting of options to employees, officers and directors of the Company pursuant to any stock option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose, (B) the issuance of up to 100,000 shares of Common Stock, in the aggregate, to consultants or advisors to the Company for services to be rendered to the Company by such consultants or advisors, (C) the exercise of this Debenture or any other Debenture of this series or of any other series or security issued by the Company in connection with the offer and sale of this Company's securities pursuant to the Purchase Agreement, or (D) the exercise of or conversion of any Convertible Securities, options or warrants issued and outstanding on the Original Issue Date, provided such securities have not been materially amended to provide for an increase in the number of shares of Common Stock issuable upon conversion or reduction in the effective consideration to be paid per share of Common Stock since the date of the Purchase Agreement.

                  (e) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Debentures and payment of interest on the Debentures, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 4(b)) upon the conversion of the outstanding principal amount of the Debentures and payment of interest hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Underlying Shares Registration Statement has been declared effective under the Securities Act, registered for public sale in accordance with such Underlying Shares Registration Statement.

                  (f) Upon a conversion hereunder the Company shall not be
            required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the VWAP at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                  (g) The issuance of certificates for shares of the Common
            Stock on conversion of the Debentures shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debentures so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

            (h) Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Company, at the address set forth above, facsimile number (518) 346-3644,
      Attn: Dennis Bunt or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) four days after deposit in the United States mail, (iv) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given. All notices or other communications or deliveries given hereunder, if delivered via facsimile, shall be followed with a copy delivered by a U.S. nationally recognized overnight courier service.

      Section 5. Definitions. For the purposes hereof, the following terms shall have the following meanings:

            "Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

            "Change of Control Transaction" means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 33% of the voting securities of the Company, (ii) a replacement at one time or within a one year period of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of the Company with or into another entity that is not wholly-owned by the Company, consolidation or sale of 50% or more of the assets of the Company in one or a series of related transactions, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii). Notwithstanding the foregoing, a "Change of Control Transaction" shall not include a sale by the Company of the Company's DJS Marketing Group, Inc. subsidiary, whether by way of merger, sale or stock or sale of assets.

            "Commission" means the Securities and Exchange Commission.

            "Common Stock" means the common stock, $0.001 par value per share, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

            "Conversion Date" shall have the meaning set forth in Section
      4(a)(i).

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Interest Conversion Rate" means 93% of the lesser of (i) the average of the 15 VWAPs immediately prior to the applicable Interest Payment Date or (ii) the average of the 15 VWAPs immediately prior to the date the applicable interest payment shares are issued and delivered if after the Interest Payment Date.

            "Mandatory Prepayment Amount" for any Debentures shall equal the sum of (i) the greater of: (A) 120% of the principal amount of Debentures to be prepaid, plus all accrued and unpaid interest thereon, plus all other accrued and unpaid amounts due hereunder, or (B) the principal amount of Debentures to be prepaid, plus all accrued and unpaid interest thereon, plus all other accrued and unpaid amounts due hereunder, divided by the Conversion Price on (x) the date the Mandatory Prepayment Amount is demanded or otherwise due or (y) the date the Mandatory Prepayment Amount is paid in full, whichever is less, multiplied by the VWAP on (x) the date the Mandatory Prepayment Amount is demanded or otherwise due or (y) the date the Mandatory Prepayment Amount is paid in full, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such Debentures.

            "Optional Redemption Amount" shall mean the sum of (i) 100% of the principal amount of the Debenture then outstanding, (ii) accrued but unpaid interest and (iii) all liquidated damages and other amounts due in respect of the Debentures.

            "Optional Redemption Date" shall have the meaning set forth in
      Section 6(a).

            "Original Issue Date" shall mean the date of the first issuance of the Debentures regardless of the number of transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debenture.

            "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

            "Purchase Agreement" means the Securities Purchase Agreement, dated as of the Original Issue Date, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

            "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Original Issue Date, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Set Price" shall have the meaning set forth in Section 4(c)(i).

            "Trading Day" means (a) a day on which the shares of Common Stock are traded on the Principal Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not quoted on a Principal Market, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in
      (a), (b) and (c) hereof, then Trading Day shall mean a Business Day.

            "Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

            "Underlying Shares" means the shares of Common Stock issuable upon conversion of Debentures or as payment of interest in accordance with the terms hereof.

            "Underlying Shares Registration Statement" means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the Underlying Shares and naming the Holder as a "selling stockholder" thereunder.

            "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Principal Market or the OTC Bulletin Board, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Principal Market (or OTC Bulletin Board) on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. ET to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on a Principal Market or the OTC Bulletin Board and if prices for the Common Stock are then reported in the "pink sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or
      (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized independent appraiser selected in good faith by Purchasers holding a majority of the outstanding principal amount of Debentures.

            Section 6. Redemption

            (a) Optional Redemption at Election of Company. Subject to the provisions of this Section 6, the Company may, at any time prior to the 60th calendar day after the Closing Date, deliver a notice to the Holders (an "Optional Redemption Notice" and the date such notice is deemed delivered hereunder, the "Optional Redemption Notice Date") of its irrevocable election to redeem some or all of the then outstanding Debentures, for an amount, in cash, equal to the Optional Redemption Amount on the 30th Trading Day following the Optional Redemption Notice Date (such date, the "Optional Redemption Date" and such redemption, the "Optional Redemption"). The Optional Redemption Amount is due in full on the Optional Redemption Date. The Company may only effect an Optional Redemption if from the Optional Redemption Notice Date through to the Optional Redemption Date, each of the following shall be true: (i) the Company shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Conversion Notices prior to the Optional Redemption Date, (ii) all liquidated damages and other amounts owing in respect of the Debentures shall have been paid or will, concurrently with the issuance of the Underlying Shares, be paid in cash;
      (iii), no Event of Default has occurred and is continuing; and (iv) no public announcement of a pending or proposed Fundamental Transaction or acquisition transaction has occurred that has not been consummated. If any of the foregoing conditions shall cease to be satisfied at any time during the required period, then the Holder may elect to nullify the Optional Redemption Notice in which case the Option Redemption Notice shall be null and void, ab initio. The Company covenants and agrees that it will honor all Conversion Notices tendered prior to the time of delivery of the Optional Redemption Notice through the date all amounts owing thereon are due and paid in full.

            (b) Redemption Procedure. The payment of cash shall be made on the Optional Redemption Date. If any portion of the cash payment for an Optional Redemption shall not be paid by the Company by the respective due date, interest shall accrue thereon at the rate of 18% per annum (or the maximum rate permitted by applicable law, whichever is less) until the payment of the Optional Redemption Amount, as applicable, plus all amounts owing thereon is paid in full. In addition, if any portion of the Optional Redemption Amount remains unpaid after such date, the Holders subject to such redemption may elect, by written notice to the Company given at any time thereafter, to invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. Notwithstanding anything to the contrary in this Section 6, the Company's determination to redeem in cash shall be applied ratably among the Holders based upon the principal amount of Debentures initially purchased by each Holder, adjusted upward ratably in the event all of the shares of Debentures of any Holder are no longer outstanding.

      Section 7. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct obligation of the Company. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein. As long as there are Debentures outstanding, the Company shall not and shall cause it subsidiaries not to, without the consent of the Holders, (a) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holders; (b) except as provided in Section 4.15 of the Purchase Agreement, repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its Common Stock or other equity securities other than as to the Underlying Shares to the extent permitted or required under the Transaction Documents; or (c) enter into any agreement with respect to any of the foregoing.

      Section 8. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

      Section 9. No indebtedness of the Company is senior to this Debenture in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise. The Company will not and will not permit any of its subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom that is senior in any respect to the Company's obligations under the Debentures.

      Section 10. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

      Section 11. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

      Section 12. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Debentures as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

      Section 13. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

                              *********************

      IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

                                    AUTHENTIDATE HOLDING CORP.

                                    By:_____________________________________
                                       Name:
                                       Title:

                                     ANNEX A

                              NOTICE OF CONVERSION

The undersigned hereby elects to convert principal and, if specified, interest under the 7% Convertible Debenture of Authentidate Holding Corp., (the "Company") due on May ___, 2006, into shares of common stock, $0.001 par value per share (the "Common Stock"), of the Company according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the Company's Common Stock does not exceed the amounts determined in accordance with Section 13(d) of the Exchange Act, specified under Section 4 of this Debenture.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:
                           Date to Effect Conversion:

                           Principal Amount of Debentures to be Converted

                           Payment of Interest in Kind        [ ] Yes   [ ] No
                             If yes, $ _______ of Interest Accrued on Account of Conversion at Issue

                           Number of shares of Common Stock to be Issued:

                           Applicable Conversion Price:

                           Signature:

                           Name:

                           Address:

                                   SCHEDULE 1

                               CONVERSION SCHEDULE

7% Convertible Debentures due on May __, 2006, in the aggregate principal amount of $____________ issued by Authentidate Holding Corp. This Conversion Schedule reflects conversions made under Section 4 of the above referenced Debenture.

                                     Dated:

                                                 Aggregate Principal
                                                  Amount Remaining
  Date of Conversion                                Subsequent to
 (or for first entry,                                Conversion
 Original Issue Date)    Amount of Conversion       (or original          Company Attest
                                                  Principal Amount)







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